                                                                      EXHIBIT 11


                    ACCUSTAFF INCORPORATED AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE

                                                    THREE MONTHS ENDED             SIX MONTHS ENDED
                                            ----------------------------  ------------------------------
                                            JUNE 30, 1997  JUNE 30, 1996  JUNE 30, 1997  JUNE 30, 1996
                                            -------------  -------------  -------------  --------------
Net income..............................         23,655        10,448         45,092          18,019

Add:  Interest Expense on 6%
 Convertible Subordinated Debentures....              -            40              -              80
                                              ---------     ---------      ---------       ---------
Net income available - primary..........         23,655        10,488         45,092          18,099
                                              ---------     ---------      ---------       ---------

Add:  Interest Expense on 7%
 Convertible Senior Notes Due 2002, net
 of taxes (1)...........................            928           928          1,869             928
                                              ---------     ---------      ---------       ---------
Net income available - fully diluted....         24,583        11,416         46,961          19,027
                                              ---------     ---------      ---------       ---------
Shares outstanding:
Weighted average number of common
 shares outstanding.....................         98,648        91,959         98,115          79,529

Additional shares assuming exercise of
  employee stock options................          2,646         4,201          2,874           4,443
Deemed conversion of 6% Convertible
 Debentures.............................              -         1,385              -           1,576
                                              ---------     ---------      ---------       ---------

Weighted average number of common
 shares outstanding - primary earnings
 per share..............................        101,294        97,545        100,989          85,548
                                              ---------     ---------      ---------       ---------
Incremental shares outstanding based
 upon period ending fair market value:
 employee stock options.................            207           106            112             103

Add:  Deemed conversion of 7%
 Convertible Senior Notes Due 2002......          7,599         7,599          7,599           7,599
                                              ---------     ---------      ---------       ---------

Weighted average number of common
 shares outstanding - fully diluted
 earnings per share.....................        109,100       105,250        108,700          93,250
                                              ---------     ---------      ---------       ---------

Income per common share:

Primary.................................            .23           .11           .45              .21

Fully Diluted...........................            .23           .11           .43              .20
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(1)  The 7% Convertible Senior Notes due 2002 did not have a dilutive effect on earnings per share for the three months ended March 31, 1996.